                  TELESYSTEMS MARKETING, INC. & CYNET, INC.
                      JOINT SALES AND SUPPORT AGREEMENT


     1. This agreement made this day 21 of January, 1999 by and between TELESYSTEMS MARKETING, INC. ("TSM"), a Texas corporation located at 8401 Westheimer Road, Suite 200, Houston, Texas 77063 and CYNET, INC. ("CYNET"), a Texas corporation with offices located at 12777 Jones Road, Suite 400, Houston, Texas 77070.

     2. TSM sells and provides Voice Broadcasting, E-mail Broadcasting, Telephone Conference Calling and Telemarketing Services. TSM agrees to private label these services in CYNET'S name and to provide a seamless customer service interface between TSM AND CYNET in support of the TSM services. Furthermore, TSM agrees to provide CYNET with daily reports on all services TSM provides to CYNET customers, regular training and marketing support for the CYNET sales force, 24-hour and 7 days per week customer service except during pre-arranged holidays, CYNET's private labeled customer service calls to be answered with a CYNET greeting and no indication from the customer service personnel as to whether the caller is speaking with a TSM or CYNET employee, TSM to provide CYNET with a billing file in the format designated by CYNET and delivered in a digital format (via electronic mail or magnetic storage medium) by the 5th day of each month. TSM agrees to bill CYNET at a special discounted rate on the schedule attached hereto and labeled as Exhibit A. Any and all customer information generated from CYNET's sales efforts is to remain the exclusive property of CYNET at all times. TSM agrees to keep this information confidential and to refrain from using that customer information for any reason other than reporting, billing and support of CYNET's sales efforts. TSM agrees to promote CYNET's products and services the way they currently promote their own products and services.

     3. CYNET develops, sells and provides Fax Broadcasting, Point-to-Point Fax, E-mail-to-Fax, Fax-to-E-mail, and other electronic messaging products and services. TSM desires to resell CYNET's products and services and CYNET agrees to the reseller arrangement with TSM. CYNET agrees to bill TSM at a special discounted rate on the schedule attached hereto and labeled as Exhibit B.

     4. The terms of this Agreement shall be subject to review and modification in writing only, upon the mutual consent of CYNET and TSM. Unless terminated by the parties in writing or extended by written agreement for a longer period, this agreement shall continue on a month-to-month basis under the terms and conditions expressed in this Agreement and as duly amended.

     5. This Letter Agreement is governed by the laws of the State of Texas and the parties agree that the proper venue for any legal actions in connection with this Agreement shall be Harris County, Texas.

                                  Initials:  /s/ MRB    Initials:  /s/ BBB
                                           -----------           -------------

     6. This Letter Agreement contains the entire understanding and agreement between CYNET and TSM.


TELESYSTEMS MARKETING SERVICES, INC.         CYNET, INC.
     "TSM"                                          "CYNET"



By:    /s/ M. R. Burns                       By:    /s/ Bernard B. Beale
   -----------------------------                -------------------------------
     M. R. Burns, Founder                         Bernard B. Beale
                                                  Executive Vice President
                                                  1/21/99